EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 31st day of December, 2000, by and between EagleBank, a Maryland corporation ("Eagle"), and Thomas D. Murphy ("Murphy").

                                     RECITAL
                                     -------

         Eagle desires to retain Murphy as the Executive Vice President and Chief Operating Officer of Eagle and Murphy desires to accept such employment, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

         1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  1.1      "Commencement Date" means December 31, 2000.

                  1.2 "Bank Regulatory Agency" means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over Eagle or any transaction contemplated, undertaken or proposed to be undertaken by Eagle, including, but not necessarily limited to:

                  (a) the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

                  (b) the Federal Reserve System, the Comptroller of the Currency, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner's office;

                  (c) any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

                  (d) any predecessor, successor or assignee of any of the foregoing.

                  1.3      "Board" means the Board of Directors of Eagle.


                  1.4 "Bylaws" means the Bylaws of Eagle as in effect from time to time.

                  1.5      "EBI"  means   Eagle   Bancorp,   Inc.,   a  Maryland
                           corporation

                  1.6 "Person" means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

                  1.7 "President" means the President and Chief Executive Officer of Eagle.

         2.       Employment; Term.
                  -----------------

                  2.1 Position. Eagle hereby employs Murphy to serve as the Executive Vice President and Chief Operating Officer of Eagle. Murphy shall also be a member of the Board, subject to election by the shareholders of Eagle in accordance with the Bylaws.

                  2.2 Term. The term of this Agreement and Murphy's employment hereunder shall commence with the Commencement Date and continue until December 31, 2003 (the "Term"), unless sooner terminated in accordance with the provisions of this Agreement.

         3.       Duties of Murphy.
                  -----------------

                  3.1 Nature and Substance. Murphy shall report directly to the President and shall be under the direction of the President. The specific powers and duties of Murphy shall be established, determined and modified by and within the discretion of the Board, including (but not necessarily be limited to):

                  (a) the preparation and presentation to the Board of budgets and adherence of Eagle to those approved by the Board;

                  (b) the provision of such reports, updates and other data and information as may be reasonably required by Eagle and Bank Regulatory Agencies;

                  (c) subject to guidelines and/or criteria established by Eagle, the hiring, promotion, supervision, retention and discharge of all employees, except for executive officers of Eagle at or above the level of Executive Vice President;

                  (d) the formulation and implementation of employee personnel policies and benefits, subject to approval by the Board;

                  (e) the promotion of the reputation and business of Eagle within the community;

                  (f) the advancement of the business purposes of Eagle, including, but not limited to, business development and customer, depositor and public relations;

                  (g) participation in and service upon such committees and subcommittees as may be directed by the Board, without additional compensation to that set forth herein below;

                  (h) such other duties of the Executive Vice President and Chief Operating Officer as may be enumerated in the Bylaws; and

                  (i) such other duties and responsibilities as are normally incident to the position of Executive Vice President and Chief Operating Officer, including assisting, directing and/or supervising the operations and other employees of Eagle upon such terms, conditions, rules, policies and regulations as may be established by the Board from time to time.

                  3.2 Performance of Services. Murphy agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Eagle and toward its successful operation. Murphy shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term of this Agreement, Murphy shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Murphy agrees that while employed by Eagle he will not, without the prior written consent of the Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an "Outside Arrangement") if such Outside Arrangement would interfere with the satisfactory performance of Murphy's duties to Eagle, present a conflict of interest with Eagle, breach Murphy's duty of loyalty or fiduciary duties to Eagle, or otherwise conflict with the provisions of this Agreement;
                  provided, however, that Murphy shall not be prevented from investing Murphy's assets in such form or manner as would not require any services on the part of Murphy in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with Eagle. Murphy shall promptly notify the Board of any Outside Arrangement and provide Eagle with any written agreement in connection therewith.

         4. Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, Eagle shall pay to Murphy the following:

                  4.1 Salary. Beginning on the Commencement Date, Murphy shall be paid a salary ("Salary") of One Hundred Sixty Thousand Dollars ($160,000.00) on an annualized basis. Eagle shall pay Murphy's Salary in equal installments in accordance with Eagle's regular payroll periods as may be set by Eagle from time to time. Murphy's Salary shall be further increased from time to time at the discretion of the Board.

                  4.2 Bonus. During the Term, Murphy shall be paid a bonus ("COO Bonus") as approved by the Benefits Committee and the Board.

                  4.3 Withholding. Payments of Salary and COO Bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

                  4.4 Vacation and Leave. Murphy shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of Eagle for executive officers.

                  4.5 Office Space. Eagle will provide customary office space and office support to Murphy beginning on the Commencement Date.

                  4.6 Car Allowance. Eagle will pay Murphy a monthly car allowance of Six Hundred Fifty Dollars ($650.00).

                  4.7 Non-Life Insurance. Eagle will provide Murphy with group health, disability and other insurance as Eagle may determine appropriate and arrange for all employees of Eagle.

                  4.8 Life Insurance.
                      ----------------
                  4.8.1 Eagle will obtain, and maintain at all times while this Agreement is in effect, a term life insurance policy (the "Policy") on Murphy in the amount of Six Hundred Thousand ($600,000.00), the particular product and carrier to be chosen by Eagle in its discretion. Murphy shall have the right to designate the beneficiary of the Policy. Eagle will pay the premium for the Policy. In the event Murphy is rated and the premium exceeds the standard rate, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a Six Hundred Thousand ($600,000.00) policy. For example, if Murphy is rated and the standard rate for a Six Hundred Thousand ($600,000.00) policy would acquire a Five Hundred Thousand ($500,000.00) policy, Eagle would only be required to purchase the Five Hundred Thousand ($500,000.00) policy.

                  4.8.2 Eagle may, at its cost, obtain and maintain "key-man" life insurance on Murphy in such amount as determined by the Board from time to time. Murphy agrees to cooperate fully and to take all actions reasonably required by Eagle in connection with such insurance.

                  4.9 Expenses. Eagle shall promptly upon presentation of proper expense reports therefor reimburse Murphy, in accordance with the policies and procedures established from time to time by Eagle for its senior executive officers, for all reasonable and customary travel (other than local use of an automobile for which Murphy is being provided the car allowance) and other out-of-pocket expenses incurred by Murphy in the performance of his duties and responsibilities under this Agreement and promoting the business of Eagle, including appropriate membership fees, dues and the cost of attending meetings and conventions.

                  4.10 Retirement Plans. Murphy shall be entitled to participate in any and all qualified pension or other retirement plans of Eagle which may be applicable to executive personnel of Eagle.

                  4.11 Warrants. Murphy shall be issued warrants or options to acquire shares of EBI stock from time to time at the discretion of the Board of Directors of EBI following a recommendation by the Board.

                  4.12 Other Benefits. While this Agreement is in effect, Murphy shall be entitled to all other benefits that Eagle provides from time to time to its senior executive officers, including, but not limited to, any stock option plan and other incentive plans.

                  4.13 Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

         5.       Conditions  Subsequent  to Continued  Operation  and Effect of
                  Agreement.
                  --------------------------------------------------------------

                  5.1 Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and Eagle's continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of Eagle. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by Eagle if the parties hereto cannot in good faith agree upon such additions, deletions, or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

         6. Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

                  6.1 Definition of Cause. For purposes of this Agreement, "Cause" means:

                           (a)   any   act   of   theft,   fraud,    intentional
                           misrepresentation or similar conduct by Murphy in connection with or associated with the services rendered by Murphy to Eagle under this Agreement;

                           (b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 5.1 within a reasonable period of time after written notice thereof;

                           (c) any Bank Regulatory Agency action or proceeding against Murphy as a result of his negligence, fraud, malfeasance or misconduct;

                           (d) material failure of Eagle to achieve budget requirements, performance standards or targets established annually by the Board, where such failure is not the result of economic conditions or lack of appropriate effort and/or due diligence by Murphy; or

                           (e) any of the following conduct on the part of Murphy that Murphy has not been corrected or cured within thirty (30) days after having received written notice from Eagle detailing and describing such conduct:

                                    (i)      the use of drugs,  alcohol or other
                                             substances  by  Murphy to an extent
                                             which materially interferes with or
                                             prevents   Murphy  from  performing
                                             Murphy's    duties    under    this
                                             Agreement;

                                    (ii)     failure  by  or  the  inability  of
                                             Murphy   to   devote   full   time,
                                             attention   and   energy   to   the
                                             performance   of  Murphy's   duties
                                             pursuant to this  Agreement  (other
                                             than  by  reason  of his  death  or
                                             disability);

                                    (iii)    intentional   material  failure  by
                                             Murphy  to carry  out the  explicit
                                             lawful and  reasonable  directions,
                                             instructions,    policies,   rules,
                                             regulations  or  decisions  of  the
                                             Board which are consistent with his
                                             position    as    Executive    Vice
                                             President   and   Chief   Operating
                                             Officer; or

                                    (iv)     willful or  intentional  misconduct
                                             on the part of Murphy that  results
                                             in  substantial  injury to Eagle or
                                             any of its parent,  subsidiaries or
                                             affiliates.

                  6.2      Termination by Eagle.
                           ---------------------

                           6.2.1 For Cause. Eagle shall have the right to cancel and terminate this Agreement and Murphy's employment for Cause immediately on written notice, with Murphy's compensation and benefits ceasing as of Murphy's last day of employment, provided, however, that Murphy shall be entitled to benefits through the last day of employment and accrued compensation to that date.

                           6.2.2 Without Cause. Eagle shall have the right to cancel and terminate this Agreement and Murphy's employment at any time on written notice without Cause for any or no reason, with Murphy's compensation and benefits ceasing as of Murphy's last day of employment, subject to the provisions of
                           Section 6.4. and Article 8.

                  6.3 Termination by Murphy. Murphy shall have the right to cancel and terminate this Agreement and his employment at any time on sixty (60) days prior written notice to the Board, with Murphy's compensation and benefits ceasing as of Murphy's last day of employment, provided, however, that Murphy shall be entitled to benefits through the last day of employment and accrued compensation to that date.

                  6.4 Severance. Except as set forth below, if Murphy's employment with Eagle is terminated by Eagle or its successors during the Term without Cause, Eagle shall, for the balance of the Term, continue to pay Murphy, in the manner set forth below, Murphy's Salary at the rate being paid as of the date of termination plus the unpaid portion of any COO Bonus previously approved as provided in Section 4.2; provided, however, that Murphy not be entitled to any such payments of Salary if (i) his employment is terminated due to his death or long-term disability, or (ii) this Agreement is rendered null and void pursuant to Section 5.1, or (iii) there is a Change in Control Termination (as defined in Section 8.2). Any Salary and COO Bonus due Murphy pursuant to this Section 6.4 shall be paid to Murphy in installments on the same schedule as Murphy was paid immediately prior to the date of termination, each installment to be the same amount Murphy would have been paid under this Agreement if he had not been terminated. In the event Murphy breaches any provision of Article 7 of this Agreement, Murphy's entitlement to any Salary or COO Bonus payable pursuant to this Section 6.4, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

         7.       Confidentiality; Non-Competition; Non-Interference.
                  ---------------------------------------------------

                  7.1 Confidential Information. Murphy, during employment by Eagle, will have access to and become familiar with various confidential and proprietary information of Eagle, its parent, subsidiaries and/or affiliates and/or relating to the business of Eagle, its parent, subsidiaries and/or affiliates ("Confidential Information"), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of Eagle, its parent, subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

                  7.2  Nondisclosure.  Murphy  hereby  covenants and agrees that
                  Murphy shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of Murphy's employment by Eagle. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Murphy) or information that is customarily shown or disclosed.

                  7.3 Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, "Documents"), whether prepared by Murphy, or otherwise provided to or coming into the possession of Murphy, that contain any proprietary information about or pertaining or relating to Eagle, its parent, subsidiaries and/or affiliates and/or their businesses ("Eagle Information") shall at all times remain their exclusive property. Promptly after a request by Eagle or the termination of Murphy's employment, Murphy shall take reasonable efforts to (i) return to Eagle all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Eagle Information and (ii) purge and destroy all Documents and Eagle Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chairman of the Board of Eagle, and Murphy shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Eagle Information.

                  7.4      Non-Competition.
                           ----------------

                           7.4.1 Murphy hereby acknowledges and agrees that, during the course of employment by Eagle, Murphy will become familiar with and involved in all aspects of the business and operations of Eagle. Murphy hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after Murphy's last day of employment with Eagle or (b) December 31, 2003, Murphy will not at any time (except for Eagle), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan or a holding company of a bank or savings and loan (in any case, a "Bank") with respect to any Bank office, branch or other facility (in any case, a "Branch") that is located within a thirty-five (35) mile radius of the location of Eagle's headquarters on the date hereof (including, without limitation, being involved in any manner in the operations of or having any responsibilities with respect to any Branch).

                           7.4.2 This Section 7.4 shall not apply if prior to December 31, 2003, there is a (i) merger or consolidation of Eagle with a third party in which Eagle is not the survivor, (ii) sale of a controlling interest in Eagle to a third party or (iii) a sale of all or substantially all of the business or assets of Eagle to a third party, and this Agreement is not assigned to such third party or Murphy's employment hereunder is otherwise terminated by such third party in connection with such merger, consolidation or sale. Further, mere ownership of less than two percent (2%) of the securities of any publicly held corporation shall not constitute a violation of this Section.

                  7.5 Non-Interference. Murphy hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after Murphy's last day of employment with Eagle or (b) December 31, 2003, Murphy will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Eagle or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with Eagle and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

                  7.6 Injunction. In the event of any breach or threatened or attempted breach of any such provision by Murphy, Eagle shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Murphy and each and every other Person concerned therein from the continuation of such volatile acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

                  7.7      Reasonableness.
                           ---------------

                           7.7.1 Murphy has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of Eagle and its business, shareholders, directors, officers and employees. Murphy further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain Murphy's ability to earn a livelihood.

                           7.7.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction' set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

         8.       Change in Control.
                  ------------------

                  8.1 Definition. "Change in Control" means and shall be deemed to have occurred if:

                  (a) there shall be consummated any consolidation or merger of EBI in which EBI is not the continuing or surviving corporation or pursuant to which shares of EBI's capital stock are converted into cash, securities or other property other than a consolidation or merger of EBI in which the holders of EBI's voting stock immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale of all or substantially all of the assets of EBI;

                  (b) any person (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall after the Commencement Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of EBI representing fifty-one percent (51%) or more of the voting power of then all outstanding securities of EBI entitled to vote generally in the election of directors of EBI (including, without limitation, any securities of EBI that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or

                  (c) individuals who at the Commencement Date constitute the entire Board of Directors of EBI and any new directors whose election by the Board of Directors of EBI, or whose nomination for election by EBI's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the Commencement Date or whose election or nomination for election shall have been so approved, shall cease for any reason to constitute at least a majority of the Board of Directors of EBI.

                  8.2 Change in Control Termination. For purposes of this Agreement, a "Change in Control Termination" means that while this Agreement is in effect:

                  (a) Murphy's employment with Eagle is terminated without Cause within one hundred twenty (120) days immediately (i) prior to and in conjunction with a Change in Control or (ii) following consummation of a Change in Control; or

                  (b) Murphy is notified within one hundred twenty (120) days immediately prior to or immediately following consummation of a Change in Control that, as a result of the Change in Control, he will not be continued in a comparable position (with comparable compensation and benefits) with Eagle to the position Murphy holds at the time such notice is given if the notice is given prior to the Change in Control or, if the notice is given after a Change in Control, to the position Murphy held immediately prior to the Change in Control, and within fifteen (15) days after receiving such notification Murphy notifies Eagle that he is terminating his employment due to such change in his employment, with his last day of employment to be mutually agreed to by Eagle and Murphy but which shall be not more than sixty (60) days after such notice is given by Murphy; or

                  (c) If at the expiration of the one hundred twenty (120) day period immediately following consummation of a Change in Control (the "Action Period") none of the events described in Sections 8.2(a) and 8.2(b) above have occurred, Murphy, within the thirty (30) day period immediately following the last day of the Action Period, notifies Eagle that he is terminating his employment due to the Change in Control, with his last day of employment to be mutually agreed to by Eagle and Murphy but which shall be not more than sixty (60) days after such notice is given by Murphy.

                  8.3 Change in Control Payment. If there is a Change in Control Termination, Murphy shall be paid a lump-sum cash payment (the "Change Payment") equal to 2.99 times Murphy's Salary at the highest rate in effect during the twelve (12) month period immediately preceding his last day of employment, such Change Payment to be made to Murphy within forty-five (45) days after his last day of employment.

                  8.4      Adjustment.
                           -----------

                  (a) Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 8.4(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or distributions in the nature of compensation by Eagle to or for the benefit of Murphy (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the "Aggregate Payment"), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by Eagle pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the "Parachute Payment"), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

                  (b) All determinations required to be made under this Section 8.4, will be made by a reputable law or accounting firm (the "Determining Firm") selected by Eagle. All fees and expenses of the Determining Firm will be obligations solely of Eagle. The determination of the Determining Firm will be binding upon Eagle and Murphy.

         9. Assignability. Murphy shall have no right to assign this Agreement or any of Murphy's rights or obligations hereunder to another party or parties.,

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving to the choice of law rules thereof.

         11. Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given
         (1) when hand delivered to the other party, or (2) when received when by facsimile at the address a number set forth below provided however, that notices given by facsimile shall no be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this sub additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day); or (3) three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

                  To:      Thomas D. Murphy
                           13205 Betty Lane
                           Silver Spring, MD 20904

                  To:      EagleBank
                           C/O Ronald D. Paul
                           7815 Woodmont Ave.
                           Bethesda, MD 20814

                  cc:      Kennedy, Baris & Lundy
                           David Baris
                           4701 Sangamore Road
                           Suite P-15
                           Bethesda, MD 20816

         12. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Murphy by Eagle, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

         15. Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

         16. Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

         17. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, Eagle, its successors and assigns, and Murphy and his heirs, executors, administrators, and personal and legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

         EAGLEBANK


         By:   ______________________

         Title: ______________________


         THOMAS D. MURPHY


         ----------------------------
         Thomas D. Murphy


         ----------------------------
         Date